Exhibit 99.1

Thomas & Betts Corporation Reports Third Quarter Net Earnings of $0.81 per Share Excluding Income Tax Benefit

GAAP Earnings $0.84 per Share; 2010 Full Year Earnings Guidance Increased

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 21, 2010--Thomas & Betts Corporation (NYSE:TNB) today reported third quarter 2010 net sales of $533.0 million, up 9.9% compared to 2009 including $27.5 million in sales from acquisitions. Excluding acquisitions, year-over-year sales increased 4.2%. Increased volumes in the Electrical and Steel Structures segments drove the sales increase.

Third quarter 2010 net earnings were $42.6 million or $0.81 per diluted share, excluding a $1.5 million benefit ($0.03 per share) from the release of an income tax reserve. This represents a 22.7% increase compared to operating earnings of $0.66 per diluted share in 2009, which excluded a $4 million pre-tax charge ($0.05 per share) related to an estimate revision for environmental remediation. Reported net earnings were $44.1 million or $0.84 per diluted share for the third quarter 2010 compared to $32.1 million or $0.61 per diluted share for the prior-year period.

“We continued to execute against our strategy in the third quarter, which helped us again deliver strong financial results,” said Dominic J. Pileggi, chairman and chief executive officer. “Demand in our key end-markets and geographies evolved largely as we predicted while a more favorable than expected project mix in our Steel Structures segment drove earnings above the high end of our guidance for the quarter.

“Notably, we continue to strengthen our global presence in industrial markets with the international acquisition of Cable Management Group, Ltd. (CMG) on October 1, 2010. CMG‘s diverse portfolio of cable protection systems and market-leading brands complements our existing product portfolio, broadens our geographic exposure and positions us more prominently in faster-growing industrial markets such as rail, petrochemical, mining and automotive.”

SEGMENT HIGHLIGHTS:

Consolidated segment earnings were $106.2 million, up 16% compared to the third quarter of 2009. As a percent of sales, segment earnings were 19.9%, a 100 basis point improvement over last year.

Electrical:

Electrical segment sales increased 10.5% to $453.9 million in the third quarter compared to 2009. Excluding acquisitions, sales rose 3.8% year over year. Higher industrial and utility distribution volume accounted for most of the sales growth, with the balance attributable to price and foreign currency.

Electrical segment earnings were $92.3 million, or 20.3% of sales, in the quarter, compared to $78.3 million or 19.0% of sales last year. Improved volume, mix and the impact from current- and prior-year right-sizing activities contributed to the earnings improvement.

Steel Structures:

Third quarter Steel Structures segment sales were $57.2 million compared to $50.9 million last year. Segment earnings were $11.1 million, or 19.4% of sales, compared to $10.1 million, or 19.8% of sales, in 2009. Current quarter segment earnings benefitted from an unexpectedly favorable mix of projects that resulted in segment margins considerably better than those expected for the second half of 2010 as a whole.

HVAC:

HVAC segment sales were $21.8 million in the quarter compared to $23.3 million last year. HVAC segment earnings were $2.9 million, or 13.1% of sales, compared to $3.2 million, or 13.8% of sales, last year.

BALANCE SHEET / LIQUIDITY HIGHLIGHTS:

Thomas & Betts ended the quarter with $435.2 million in cash and cash equivalents and over $375 million of availability under its existing credit facilities. The primary use of cash during the quarter was the repurchase of an additional 500,000 shares of common stock for a total cost of $20.3 million, bringing the total share repurchase for 2010 over one million shares. Management has remaining actionable repurchase authority for up to three million shares before December 31, 2012.

As noted earlier, on October 1, 2010, the company acquired Cable Management Group, Ltd., a leading global manufacturer of cable protection systems specified in industrial and infrastructure applications, for £70 million (approximately $110 million) from available cash reserves.

Working capital was 17.1% of sales and total debt to total capitalization was 30.9% at quarter end.

FULL YEAR 2010 GUIDANCE:

“Our market outlook for the full year 2010 has not changed significantly,” said Pileggi. “We expect year-over-year growth to be driven by improved industrial and utility distribution demand while pockets of growth in certain construction segments will be offset by declines in other areas. As experienced in the third quarter, growth in the remaining months of 2010 should moderate from levels seen earlier in the year.

“We will continue to execute against our plans and dynamically manage our business to capitalize on growth opportunities and leverage operating efficiencies. We anticipate full-year 2010 sales increasing in the mid- to high-single digit range. Given this and the strength of our operating performance in the third quarter, we are raising our full-year 2010 operating earnings guidance (excluding certain items) to a range of $2.63 to $2.70 per share from the previous range of $2.50 to $2.65.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical products in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $1.9 billion and had approximately 8,500 employees in 2009. For more information, please visit www.tnb.com.

CONFERENCE CALL AND WEBCAST INFORMATION:

Date:	Thursday, October 21, 2010
Time:	10:00 a.m. Eastern (9:00 a.m. Central)
Phone:	201-689-8341
Code:	None
URL:	www.tnb.com (audio only)
Replay:	201-612-7415, account 9517, ID 356655 (through October 28, 2010).

CAUTIONARY STATEMENT

This press release includes forward-looking statements which make assumptions regarding the company’s operations, business, economic and political environment. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Net sales	$532,966	$485,075	$1,517,074	$1,405,906

Cost of sales	363,276	337,485	1,047,743	988,965
Gross profit	169,690	147,590	469,331	416,941
Gross profit - % of net sales	31.8%	30.4%	30.9%	29.7%

Selling, general and administrative	98,772	91,957	293,797	277,605
Selling, general and administrative - % of net sales	18.5%	18.9%	19.3%	19.8%

Earnings from operations	70,918	55,633	175,534	139,336
Earnings from operations - % of net sales	13.3%	11.5%	11.6%	9.9%

Interest expense, net	(9,042)	(8,478)	(26,315)	(26,317)
Other (expense) income, net	(975)	(2,101)	90	1,649

Earnings before income taxes	60,901	45,054	149,309	114,668

Income tax provision	16,797	12,943	43,652	33,827
Effective tax rate	27.6%	28.7%	29.2%	29.5%

Net earnings	$44,104	$32,111	$105,657	$80,841

Net earnings per share:
Basic earnings per share	$0.85	$0.62	$2.04	$1.54
Diluted earnings per share	$0.84	$0.61	$2.00	$1.53

Average shares outstanding:
Basic	51,602	52,178	51,863	52,356
Diluted	52,641	52,858	52,912	52,987

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Net sales:
Electrical	$453,905	$410,872	$1,280,991	$1,163,062
Steel Structures	57,232	50,922	166,753	167,817
HVAC	21,829	23,281	69,330	75,027

Total net sales	$532,966	$485,075	$1,517,074	$1,405,906

Segment earnings:
Electrical	$92,259	$78,267	$246,007	$194,480
Steel Structures	11,092	10,082	29,027	36,630
HVAC	2,868	3,221	9,466	11,505

Total reportable segment earnings	$106,219	$91,570	$284,500	$242,615

Corporate expense	(12,615)	(14,908)	(40,205)	(37,916)
Depreciation and amortization expense	(20,446)	(18,424)	(60,031)	(56,417)
Share-based compensation expense	(2,240)	(2,605)	(8,730)	(8,946)
Interest expense, net	(9,042)	(8,478)	(26,315)	(26,317)
Other (expense) income, net	(975)	(2,101)	90	1,649

Earnings before income taxes	$60,901	$45,054	$149,309	$114,668

Segment earnings - % of net sales:
Electrical	20.3%	19.0%	19.2%	16.7%
Steel Structures	19.4%	19.8%	17.4%	21.8%
HVAC	13.1%	13.8%	13.7%	15.3%
Total	19.9%	18.9%	18.8%	17.3%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$435,221	$478,613
Restricted cash	2,919	2,918
Receivables, net	271,678	197,640
Inventories	243,201	209,268
Other current assets	51,610	55,544
Total current assets	1,004,629	943,983

Net property, plant and equipment	313,176	296,820
Goodwill	942,434	902,053
Other intangible assets	292,937	243,930
Other assets	64,798	66,621

Total assets	$2,617,974	$2,453,407

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$718	$522
Accounts payable	171,702	149,556
Accrued liabilities	138,268	113,654
Income taxes payable	25,076	8,849
Total current liabilities	335,764	272,581

Long-term debt, net of current maturities	639,103	638,014
Other long-term liabilities	212,221	201,603

Shareholders' equity	1,430,886	1,341,209

Total liabilities and shareholders' equity	$2,617,974	$2,453,407

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date

	September 30,	September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$105,657	$80,841
Adjustments:
Depreciation and amortization	60,031	56,417
Share-based compensation expense	8,730	8,946
Deferred income taxes	(6,491)	(1,658)
Changes in operating assets and liabilities, net (a):
Receivables	(56,707)	(7,863)
Inventories	(26,463)	51,878
Accounts payable	12,258	(45,798)
Accrued liabilities	20,095	(24,857)
Income taxes payable	21,885	7,065
Pension and other postretirement benefits	8,914	22,376
Other	(2,989)	(1,920)
Net cash provided by (used in) operating activities	144,920	145,427

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired	(98,910)	-
Purchases of property, plant and equipment	(22,253)	(32,250)
Restricted cash used for change in control payments	(1)	5,054
Other	38	953
Net cash provided by (used in) investing activities	(121,126)	(26,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility proceeds (repayments), net	-	95,000
Repayment of debt and other borrowings	(36,092)	(148,288)
Stock options exercised	5,162	451
Repurchase of common shares	(42,853)	(24,907)
Other	942	19
Net cash provided by (used in) financing activities	(72,841)	(77,725)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	5,655	23,476

Net increase (decrease) in cash and cash equivalents	(43,392)	64,935
Cash and cash equivalents at beginning of period	478,613	292,494
Cash and cash equivalents at end of period	$435,221	$357,429

Cash payments for interest	$23,769	$26,527
Cash payments for income taxes	$27,031	$26,251

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information
(In millions, except E.P.S.)
(Unaudited)

Reconciliation of Excluded Items

	Consolidated
	Quarter Ended

	September 30, 2010		September 30, 2009
	Net-of-Tax	E.P.S.	Net-of-Tax	E.P.S.

Reported net earnings	$44.1	$0.84	$32.1	$0.61

Excluded Items:
Release of a tax reserve for resolution of outstanding tax issue	(1.5)	(0.03)	-	-
Environmental remediation charge (a)	-	-	2.5	0.05
Total excluded items	(1.5)	(0.03)	2.5	0.05

Net earnings excluding items	$42.6	$0.81	$34.6	$0.66

(a) Charge is reflected in Segment Information as Corporate expense.

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP.  Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information (continued)
(In thousands, except ratios)
(Unaudited)

Reconciliation of Free Cash Flow

	Year to Date

	September 30,	September 30,
	2010	2009

Net cash provided by (used in) operating activities	$144,920	$145,427

Less: Purchases of property, plant and equipment	(22,253)	(32,250)

Free Cash Flow	$122,667	$113,177

Reconciliation of Working Capital as a Percentage of Sales

	September 30,	December 31,	September 30,
	2010	2009	2009

Receivables, net	$271,678	$197,640	$243,424
Inventories	243,201	209,268	231,134
Accounts payable	(171,702)	(149,556)	(138,882)
Working capital	$343,177	$257,352	$335,676

Net sales - rolling 4 quarters	$2,009,868	$1,898,700	$1,977,230

Working capital as a percentage of sales	17.1%	13.6%	17.0%

Reconciliation of Total Debt-to-Total Capitalization

	September 30,	December 31,
	2010	2009

Current maturities of long-term debt	$718	$522
Long-term debt, net of current maturities	639,103	638,014
Total debt	639,821	638,536

Shareholders' equity	1,430,886	1,341,209

Total capitalization	$2,070,707	$1,979,745

Total debt-to-total capitalization	30.9%	32.3%

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com